EXHIBIT 10.02

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of July 1, 2014 between NewLead Holdings Ltd., a Bermuda exempted company (the “Company”), and Seth Farbman (the “Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with certain transfer agent services in connection with its business (the “Services”) and the Consultant has agreed to provide the Company with the Services through July 31, 2014; and

WHEREAS, the Company wishes to compensate the Consultant through the payment to the Consultant of 450,000 shares of its common stock, par value $0.01 per share (the “Shares”), with the understanding between the Company and the Consultant that such shares are expected to have a value of $0.25 per Share.

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.           The Company shall issue 450,000 Shares to the Consultant, as consideration for the Services rendered through July 31, 2014. The Company shall register all 450,000 Shares on a Form S-8 under this Compensation Agreement. The registration statement shall be filed promptly following the execution of this Compensation Agreement.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the parties as of the date first above written.

CONSULTANT

By:	/s/ SETH FARBMAN
Seth Farbman

The Company:

NEWLEAD HOLDINGS LTD.

By:	/s/ MICHAEL ZOLOTAS
Michael Zolotas
Chief Executive Officer